EXHIBIT 10.28

MORGAN STANLEY

[FISCAL YEAR] DISCRETIONARY RETENTION AWARDS

CHIEF EXECUTIVE OFFICER

AWARD CERTIFICATE

TABLE OF CONTENTS FOR AWARD CERTIFICATE

PART I:	TERMS OF STOCK UNITS	3

1.	Stock units generally	3

2.	Vesting schedule and conversion	3

3.	Special provision for certain employees	4

4.	Dividend equivalent payments	4

PART II:	TERMS OF STOCK OPTIONS	4

5.	Stock options generally	4

6.	Vesting schedule	4

7.	Expiration date	5

8.	Exercise	5

9.	Restrictions on transfer of Option Shares	5

PART III:	GENERAL TERMS OF STOCK UNITS AND STOCK OPTIONS	6

10.	Death, Disability and Full Career Retirement	6

11.	Change in Control and Change in Ownership	7

12.	Cancellation of awards under certain circumstances	8

13.	Tax and other withholding obligations	10

14.	Satisfaction of obligations	10

15.	Nontransferability	11

16.	Designation of a beneficiary	11

17.	Ownership and possession	11

18.	Securities law compliance matters	12

19.	Compliance with laws and regulation	13

20.	No entitlements	13

21.	Consents under local law	14

22.	Award modification	14

23.	Severability	14

24.	Governing law	14

25.	Defined terms	14

MORGAN STANLEY

CHIEF EXECUTIVE OFFICER

AWARD CERTIFICATE FOR DISCRETIONARY RETENTION AWARD

OF STOCK UNITS AND STOCK OPTIONS

FISCAL YEAR [            ]

Morgan Stanley has awarded you retention stock units and stock options as your discretionary long-term incentive compensation for services provided during Fiscal Year [            ] and as an incentive for you to continue to remain in Employment and provide services to the Firm, as provided in this Award Certificate.1 This Award Certificate sets forth the general terms and conditions of your Fiscal Year [            ] award. The number of stock units and stock options in your award has been communicated to you independently.

Your award is made pursuant to the Plan. References to “stock units” and “stock options” in this Award Certificate mean only those stock units and stock options included in your Fiscal Year [            ] award, and the terms and conditions herein apply only to such award. If you receive any other award under the Plan or any other Morgan Stanley equity compensation plan, it will be governed by the terms and conditions of the applicable award documentation, which may be different from those herein.

The purpose of the award is, among other things, to align your interests with the interests of the Firm, to reward you for your continued employment and service to the Firm in the future, to protect the Firm’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. In view of these purposes, you will earn each portion of your Fiscal Year [            ] award only if you do not engage in any activity that is a cancellation event set forth in Section 12 below. Therefore, even if your award has vested, you will have no right to your award if a cancellation event occurs. You will be required to provide Morgan Stanley with such written certification or other evidence as Morgan Stanley deems appropriate, from time to time in its sole discretion, to confirm that no cancellation event has occurred. If you fail to provide such certification or evidence, Morgan Stanley will cancel your award.

Section 409A, which was adopted pursuant to the American Jobs Creation Act of 2004, imposes rules relating to the taxation of deferred compensation, including your Fiscal Year [            ] stock unit award. The Firm reserves the right to modify the terms

[1]

For certain years, awards may consist exclusively of stock units or stock options. In such cases, only the provisions of this form of Award Certificate that relate to the type of award granted will be included.

of your Fiscal Year [            ] award, including, without limitation, the payment provisions applicable to stock units and stock options, to the extent necessary or advisable to comply with Section 409A.

Capitalized terms used in this Award Certificate that are not defined in the text have the meanings set forth in Section 25 below. Capitalized terms used in this Award Certificate that are not defined in the text or in Section 25 below have the meanings set forth in the Plan.

PART I: TERMS OF STOCK UNITS

1.	Stock units generally.

Each of your stock units corresponds to one share of Morgan Stanley common stock. A stock unit constitutes an unsecured promise of Morgan Stanley to pay you one share of Morgan Stanley common stock on the conversion date for the stock unit. As the holder of stock units, you have only the rights of a general unsecured creditor of Morgan Stanley. You will not be a stockholder with respect to the shares of Morgan Stanley common stock underlying your stock units unless and until your stock units convert to shares.

2.	Vesting schedule and conversion.

(a) Vesting schedule. Your stock units will vest according to the following schedule: (i) 50% of your stock units will vest on the First Scheduled Vesting Date, and (ii) the remaining 50% of your stock units will vest on the Second Scheduled Vesting Date.2 Any fractional stock units resulting from the application of the vesting schedule will be aggregated and will vest on the First Scheduled Vesting Date. The special vesting terms set forth in Sections 10 and 11 of this Award Certificate apply (i) if your Employment terminates by reason of your death or Disability, (ii) upon your Full Career Retirement, or (iii) upon a Change in Control or a Change in Ownership. Vested stock units are subject to the cancellation and withholding provisions set forth in this Award Certificate.

(b) Conversion. Except as otherwise provided in this Award Certificate, each of your vested stock units will convert to one share of Morgan Stanley common stock on the Scheduled Conversion Date.3

The shares delivered upon conversion of stock units will not be subject to any transfer restrictions (other than those that may arise under the securities laws or the Firm’s policies) or to cancellation under the circumstances set forth in Section 12.

[2]	The vesting schedule presented in this form of Award Certificate is indicative and may vary from year to year.

[3]	The conversion schedule presented in this form of Award Certificate is indicative and may vary from year to year.

3.	Special provision for certain employees.

Notwithstanding the other provisions of this Award Certificate, the conversion of your vested stock units into Morgan Stanley common stock will be deferred if, at the time scheduled for conversion (whether on the Scheduled Conversion Date or some other time), Morgan Stanley considers you to be one of its executive officers and your compensation may not be fully deductible by virtue of Section 162(m) of the Internal Revenue Code. This deferral will continue until the termination of your employment with the Firm, and your vested stock units will convert into Morgan Stanley common stock as soon as administratively practicable thereafter; provided, however, that if Morgan Stanley considers you to be one of its “specified employees” as defined in Section 409A at the time of the termination of your employment with the Firm, such deferral will continue until the date that is six months after the termination of your employment with the Firm, and your vested stock units will convert into Morgan Stanley common stock as soon as administratively practicable thereafter; and provided, further, that in the event that your death or a Change in Ownership occurs at any time after the Date of the Award, payment will be made in accordance with Section 10(a), 10(b) or 11, as applicable.

4.	Dividend equivalent payments.

Until your stock units convert to shares, if Morgan Stanley pays a dividend on its common stock, you will be paid a dividend equivalent for your vested and unvested stock units. No dividend equivalents will be paid to you on any canceled stock units.

Morgan Stanley will decide on the form of payment and may pay dividend equivalents in shares of Morgan Stanley common stock, in cash or in a combination thereof. Morgan Stanley will pay the dividend equivalent as soon as administratively practicable after Morgan Stanley pays the corresponding dividend on its common stock.

Because dividend equivalent payments are considered part of your compensation for income tax purposes, they will be subject to applicable tax and other withholding obligations.

PART II: TERMS OF STOCK OPTIONS

5.	Stock options generally.

Each of your stock options gives you the right to purchase one share of Morgan Stanley common stock at an exercise price of $[            ] per share.

6.	Vesting schedule.

Your stock options will vest according to the following schedule: (i) 50% of your stock options will vest on the First Scheduled Vesting Date, and (ii) the remaining 50% of your stock options will vest on the Second Scheduled Vesting Date.4 Your stock options will become exercisable upon vesting. Any fractional stock options resulting from the application of the vesting schedule will be aggregated and will vest on the First Scheduled Vesting Date. The special vesting terms set forth in Sections 10 and 11 of this Award Certificate apply (i) if your Employment terminates by reason of your death or Disability, (ii) upon your Full Career Retirement, or (iii) upon a Change in Control or a Change in Ownership. Vested stock options remain, and any Option Shares will be, subject to the transfer restrictions and cancellation provisions set forth in this Award Certificate.

7.	Expiration date.

Your stock options will expire on the Expiration Date. Special expiration and cancellation provisions apply if your Employment terminates under certain circumstances. See Section 10 below for details.

8.	Exercise.

When you exercise your stock options, you may pay the exercise price in the following ways: in cash; in shares of Morgan Stanley common stock (or presenting to the Corporation proof of beneficial ownership of such shares); or in a combination of cash and shares. Any shares that you tender to pay the exercise price will be valued at their fair market value on the exercise date, using a valuation methodology established by Morgan Stanley. Morgan Stanley may also allow you to make a “cashless” exercise of stock options (in which the payment of the exercise price is funded by a sale of shares by a broker) or to exercise your stock options through a net-share settlement.

Morgan Stanley may implement policies and procedures regarding the availability of any of the foregoing exercise methods or to facilitate cashless exercises. Your exercise and payment must conform to the policies and procedures that Morgan Stanley implements from time to time.

Your stock options are considered to be exercised in the order in which they vested.

9.	Restrictions on transfer of Option Shares.

Your Option Shares may not be transferred prior to the Transfer Restriction Date, except as otherwise provided in this Award Certificate. However, you may sell shares to the extent required to cover the exercise price and tax or other withholding obligations arising upon exercise.

[4]	The vesting schedule presented in this form of Award Certificate is indicative and may vary from year to year.

If you pay the exercise price of your stock options by tendering shares of Morgan Stanley common stock that you already own and that are not subject to transfer restrictions, the transfer restrictions set forth in this Section 9 apply only to the Option Shares.

After the Transfer Restriction Date, you may transfer any Option Shares (whether the exercise occurs before or after the Transfer Restriction Date), but your transfers must comply with the securities laws and the Firm’s policies as in effect from time to time.

For purposes of this Award Certificate, a “transfer” of shares includes, without limitation, any sale, assignment, pledge, mortgage, encumbrance or other disposition, direct or indirect, whether or not for value, and whether or not voluntary, but does not include a transfer after your death by will or the laws of descent and distribution.

PART III: GENERAL TERMS OF STOCK UNITS AND STOCK OPTIONS

10.	Death, Disability and Full Career Retirement.

The following special vesting and payment terms apply to your stock units and stock options:

(a) Death during Employment. If your Employment terminates due to death, all of your unvested stock units and unvested stock options will vest on the date your Employment terminates. Your stock units will convert to shares of Morgan Stanley common stock and be delivered to the beneficiary you have designated pursuant to Section 16 or the legal representative of your estate, as applicable, as soon as administratively practicable after Morgan Stanley receives appropriate notice of your death. Your stock options will remain outstanding until the Expiration Date, and your beneficiary or the legal representative of your estate, as applicable, may exercise them until the Expiration Date.

After your death, the cancellation provisions set forth in Section 12 will no longer apply and any Option Shares will no longer be subject to transfer restrictions (other than those that may arise under the securities laws or the Firm’s policies).

(b) Death after termination of Employment. If you die after the termination of your Employment, but prior to the Scheduled Conversion Date, your vested stock units that you held at the time of your death will convert to shares of Morgan Stanley common stock and be delivered to the beneficiary you have designated pursuant to Section 16 or the legal representative of your estate, as applicable, as soon as administratively practicable after Morgan Stanley receives appropriate notice of your death.

After your death, your beneficiary or the legal representative of your estate, as applicable, may exercise any vested stock options that you hold at the time of your death to the extent and for the period of time that you would have been permitted to exercise your stock options at the time of your death.

After your death, the cancellation provisions set forth in Section 12 will no longer apply and any Option Shares will no longer be subject to transfer restrictions (other than those that may arise under the securities laws or the Firm’s policies).

(c) Disability. If your Employment terminates due to Disability, all of your unvested stock units and unvested stock options will vest on the date your Employment terminates.

All of your stock units will convert to shares of Morgan Stanley common stock on the Scheduled Conversion Date. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until your stock units convert to shares of Morgan Stanley common stock.

You may exercise your stock options until the Expiration Date. The cancellation provisions set forth in Section 12 will continue to apply to your stock options until the Transfer Restriction Date. Your Option Shares will no longer be subject to transfer restrictions (other than those that may arise under the securities laws or the Firm’s policies) or the cancellation provisions set forth in Section 12.

(d) Full Career Retirement.

If your Employment terminates in a Full Career Retirement:

(1) All of your unvested stock units and unvested stock options will vest on the date your Employment terminates;

(2) All of your stock units will convert to shares of Morgan Stanley common stock on the Scheduled Conversion Date. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until your stock units convert to Morgan Stanley common stock; and

(3) You may exercise your stock options until the Expiration Date. The transfer restrictions that apply to your Option Shares and the cancellation provisions set forth in Section 12 that apply to your stock options and Option Shares will continue to apply until the Transfer Restriction Date.

11.	Change in Control and Change in Ownership.

If there is a Change in Control or a Change in Ownership, all of your stock units and stock options will immediately vest.

If the Change in Control is not also a Change in Ownership, your stock units will convert to shares of Morgan Stanley common stock on the Scheduled Conversion Date, and the transfer restrictions that apply to your Option Shares will continue to apply until the Transfer Restriction Date. The cancellation provisions set forth in Section 12 will continue to apply to your stock units until they convert to Morgan Stanley common stock and will continue to apply to your stock options and Option Shares until the Transfer Restriction Date.

Your stock units will convert to shares of Morgan Stanley common stock as soon as administratively practicable after a Change in Ownership. The cancellation provisions set forth in Section 12 will no longer apply after a Change in Ownership, and the transfer restrictions applicable to your Option Shares (other than those that may arise under the securities laws or the Firm’s policies) will no longer apply.

12.	Cancellation of awards under certain circumstances.

The cancellation events set forth in this Section 12 are designed, among other things, to protect the Firm’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. This Section 12 shall apply notwithstanding any other terms of this Award Certificate (except where sections in this Award Certificate specifically provide that the cancellation events set forth in this Section 12 no longer apply).

Your stock units and stock options, even if vested, and Option Shares are not earned until the Scheduled Conversion Date (in the case of stock units) or the Transfer Restriction Date (in the case of stock options and Option Shares), and will be canceled prior to these respective dates in any of the following circumstances:

(a) Competition. If you engage in Competition either during your Employment or prior to the first anniversary of the voluntary termination of your Employment, the following shall apply:

(1) If your Competition occurs before the Second Scheduled Vesting Date, then all of your stock units, stock options and Option Shares will be canceled immediately.

(2) If your Competition occurs on or after the Second Scheduled Vesting Date, then all of your stock units and stock options will remain outstanding and will continue to be subject to all the other terms and conditions set forth in this Award Certificate.

(b) Competition following a Change in Control. If any portion of your award vests before the Second Scheduled Vesting Date as the result of a Change in Control that is not also a Change in Ownership, then this clause shall apply in lieu of the foregoing Section 12(a).

(1) If you engage in Competition (either during your Employment or following the voluntary termination of your Employment) during the one year period ending on the first anniversary of the date of the Change in Control, all of your stock units and stock options will be canceled immediately.

(2) If you engage in Competition (either during your Employment or following the voluntary termination of your Employment) after the first anniversary of the date of the Change in Control, then all of your stock units and stock options will remain outstanding and will continue to be subject to all the other terms and conditions set forth in this Award Certificate.

(c) Other Events. All of your stock units and stock options, even if vested, and any Option Shares, will be canceled immediately if any of the following events occur at any time before the Scheduled Conversion Date (in the case of stock units) or the Transfer Restriction Date (in the case of stock options and Option Shares):

(1) Your Employment is terminated for Cause;

(2) Following the termination of your Employment, the Firm determines that your Employment could have been terminated for Cause (for these purposes, “Cause” will be determined without giving consideration to any “cure” period included in the definition of “Cause”);

(3) You disclose Proprietary Information to any unauthorized person outside the Firm, or use or attempt to use Proprietary Information other than in connection with the business of the Firm, where such disclosure, use or attempt to use may be adverse to the interests of the Firm; or you fail to comply with your obligations (either during or after your Employment) under the Firm’s Code of Conduct (and any applicable supplements) or otherwise existing between you and the Firm, relating to an assignment, procurement or enforcement of rights in Proprietary Information;

(4) You engage in a Wrongful Solicitation;

(5) You make any Unauthorized Comments; or

(6) You resign from your employment with the Firm other than for Good Reason without having provided the Firm prior written notice of your resignation at least:

(i) 180 days before the date on which your employment with the Firm terminates if you are a member of the Management Committee at the time of notice of your resignation;

(ii) 90 days before the date on which your employment with the Firm terminates if clause (i) of this Section 12(c)(6) does not apply to you and you are a Managing Director (or equivalent title) at the time of notice of your resignation;

(iii) 60 days before the date on which your employment with the Firm terminates if you are an Executive Director (or equivalent title) at the time of notice of your resignation; and

(iv) 30 days before the date on which your employment with the Firm terminates if none of clauses (i) through (iii) of this Section 12(c)(6) apply to you at the time of notice of your resignation.

13.	Tax and other withholding obligations.

Pursuant to rules and procedures that Morgan Stanley establishes, you may elect to satisfy the tax or other withholding obligations arising upon conversion of your stock units or exercise of your stock options by having Morgan Stanley withhold shares of Morgan Stanley common stock or by tendering shares of Morgan Stanley common stock, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the fair market value of Morgan Stanley common stock on the date your stock units convert or your stock options are exercised using a valuation methodology established by Morgan Stanley.

In order to comply with applicable accounting standards or the Firm’s policies in effect from time to time, Morgan Stanley may limit the amount of shares that you may have withheld or that you may tender.

14.	Satisfaction of obligations.

Notwithstanding any other provision of this Award Certificate, Morgan Stanley may, in its sole discretion, take various actions affecting your stock units or stock options in order to collect amounts sufficient to satisfy any obligation that you owe to the Firm and any tax or other withholding obligations. These actions include the following:

(a) Upon conversion of stock units, including any accelerated conversion pursuant to Sections 10 or 11 above, or exercise of stock options, Morgan Stanley may withhold a number of shares sufficient to satisfy any obligation that you owe to the Firm and any tax or other withholding obligations. The Firm shall determine the number of shares to be withheld by dividing the dollar value of your obligation to the Firm and any tax or other withholding obligations by the fair market value of Morgan Stanley common stock on the date of conversion or exercise.

(b) Morgan Stanley may, at any time, cancel any of your unexercised stock options or any Option Shares that remain subject to transfer restrictions in a quantity sufficient to satisfy any obligation that you owe to the Firm and any tax or other withholding obligations. Any canceled stock options will be considered to have a value equal to the difference between the fair market value of the underlying shares of Morgan Stanley common stock, determined on the date of cancellation, and the exercise price. Any canceled Option Shares will be considered to have a value equal to the fair market value of Morgan Stanley common stock determined on the date of cancellation. Such amount, less any applicable withholding taxes, will be credited against your obligation.

(c) Morgan Stanley may withhold the payment of dividend equivalents on your stock units to ensure satisfaction of any obligation that you owe the Firm or any tax or other withholding obligations.

Morgan Stanley’s determination of the amount that you owe the Firm shall be conclusive. The fair market value of Morgan Stanley common stock for purposes of the foregoing provisions shall be determined using a valuation methodology established by Morgan Stanley.

15.	Nontransferability.

You may not sell, pledge, hypothecate, assign or otherwise transfer your stock units or stock options, other than as provided in Section 16 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, payments relating to the stock units will be made only to you, and stock options may be exercised only by you.

Your personal representatives, heirs, legatees, beneficiaries, successors and assigns, and those of Morgan Stanley, shall all be bound by, and shall benefit from, the terms and conditions of your award.

16.	Designation of a beneficiary.

You may make a written designation of beneficiary or beneficiaries to receive all or part of the shares to be paid under this Award Certificate in the event of your death or, following your death, to exercise any stock options that have become exercisable and have not expired or been canceled. To make a beneficiary designation, you must complete and file the form attached hereto as Appendix A with the Executive Compensation Department.

Any shares that become payable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate. Any stock options that remain exercisable following your death, and as to which a designation of beneficiary is not in effect, will be exercisable by the legal representative of your estate.

If you previously filed a designation of beneficiary form for any Morgan Stanley equity compensation plan awards with the Executive Compensation Department, such form will also apply to the stock units and stock options granted pursuant to this award. You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary to receive shares or exercise stock options under this award, Morgan Stanley may determine in its sole discretion to deliver the shares in question to your estate or to allow the representative of your estate to exercise the stock options in question. Morgan Stanley’s determination shall be binding and conclusive on all persons and it will have no further liability to anyone with respect to such shares or stock options.

17.	Ownership and possession.

(a) Stock units. Generally, you will not have any rights as a stockholder in the shares of Morgan Stanley common stock corresponding to your stock units prior to conversion of your stock units.

Prior to conversion of your stock units, however, you will receive dividend equivalent payments, as set forth in Section 4 of this Award Certificate. In addition, if Morgan Stanley contributes shares of Morgan Stanley common stock corresponding to your stock units to a grantor trust it has established, you may be permitted to direct the trustee how to vote the shares in the trust corresponding to your stock units. Voting rights, if any, are governed by the terms of the grantor trust and any such voting rights may be amended by Morgan Stanley, in its sole discretion, at any time. Morgan Stanley is under no obligation to contribute shares corresponding to stock units to a trust. If Morgan Stanley elects not to contribute shares corresponding to your stock units to a trust, you will not have voting rights with respect to shares corresponding to your stock units until they convert to shares.

With respect to any provision of this Award Certificate that provides for vested stock units to convert to shares of Morgan Stanley common stock on or as soon as administratively practicable after a specified event or date, such conversion will be made by the later of the end of the calendar year in which the specified event or date occurs or the 15th day of the third calendar month following the specified event or date to the extent necessary or advisable to comply with Section 409A.

(b) Stock options. You will not have any rights as a stockholder in the shares of Morgan Stanley common stock subject to your stock options until you are issued shares following the exercise of your stock options.

(c) Following conversion or exercise. Subject to Sections 9 and 12 with respect to Option Shares, following conversion of your stock units or exercise of your stock options you will be the beneficial owner of the Option Shares issued to you, and you will be entitled to all rights of ownership, including voting rights and the right to receive cash or stock dividends or other distributions paid on the shares.

(d) Custody of shares. Morgan Stanley may maintain possession of the shares subject to your award until such time as your shares are no longer subject to restrictions on transfer.

18.	Securities law compliance matters.

Morgan Stanley may affix a legend to the stock certificates representing shares of Morgan Stanley common stock issued upon conversion of your stock units or exercise of your stock options (and any stock certificates that may subsequently be issued in substitution for the original certificates). The legend will read substantially as follows:

THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE WERE ISSUED PURSUANT TO A MORGAN STANLEY EQUITY INCENTIVE COMPENSATION PLAN AND ARE SUBJECT TO THE TERMS AND CONDITIONS THEREOF AND OF AN AWARD CERTIFICATE FOR STOCK UNITS AND STOCK OPTIONS AND ANY SUPPLEMENT THERETO.

THE SECURITIES REPRESENTED BY THIS STOCK CERTIFICATE MAY BE SUBJECT TO RESTRICTIONS ON TRANSFER BY VIRTUE OF THE SECURITIES ACT OF 1933.

COPIES OF THE PLAN, THE AWARD CERTIFICATE FOR STOCK UNITS AND STOCK OPTIONS AND ANY SUPPLEMENT THERETO ARE AVAILABLE THROUGH THE EXECUTIVE COMPENSATION DEPARTMENT.

Morgan Stanley may advise the transfer agent to place a stop order against such shares if it determines that such an order is necessary or advisable.

19.	Compliance with laws and regulation.

Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of shares issued upon conversion of your stock units or exercise of your stock options (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges or associations or other institutions with which the Firm or a Related Employer has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

20.	No entitlements.

(a) No right to continued Employment. This award is not an employment agreement, and nothing in this Award Certificate or the Plan shall alter your status as an “at-will” employee of the Firm or your employment status at a Related Employer. Neither of this Award Certificate nor the Plan shall be construed as guaranteeing your employment by the Firm or a Related Employer, or as giving you any right to continue in the employ of the Firm or a Related Employer, during any period (including without limitation the period between the Date of the Award and any of the First Scheduled Vesting Date, the Second Scheduled Vesting Date, the Scheduled Conversion Date, the Transfer Restriction Date, the Expiration Date or any portion of any of these periods), nor shall they be construed as giving you any right to be reemployed by the Firm or a Related Employer following any termination of Employment.

(b) No right to future awards. This award, and all other awards of stock units, stock options and other equity-based awards, are discretionary. This award does not confer on you any right or entitlement to receive another award of stock units, stock options or any other equity-based award at any time in the future or in respect of any future period.

(c) No effect on future employment compensation. Morgan Stanley has made this award to you in its sole discretion. This award does not confer on you any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Firm’s discretion to determine the amount, if any, of your compensation. In addition, this award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay.

21.	Consents under local law.

Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.

22.	Award modification.

Morgan Stanley reserves the right to modify or amend unilaterally the terms and conditions of your stock units and stock options, without first asking your consent, or to waive any terms and conditions that operate in favor of Morgan Stanley. These amendments may include (but are not limited to) changes that Morgan Stanley considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. Morgan Stanley may not modify your stock units or stock options in a manner that would materially impair your rights in your stock units or stock options without your consent; provided, however, that Morgan Stanley may, without your consent, amend or modify your stock units or stock options in any manner that Morgan Stanley considers necessary or advisable to comply with any Legal Requirement or to ensure that your stock units or stock options are not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to payment or exercise, as applicable. Morgan Stanley will notify you of any amendment of your stock units or stock options that affects your rights. Any amendment or waiver of a provision of this Award Certificate (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Global Head of Human Resources or the Chief Administrative Officer (or if such positions no longer exist, by the holder of an equivalent position) to be effective.

23.	Severability.

In the event Morgan Stanley determines that any provision of this Award Certificate would cause you to be in constructive receipt for United States federal or state income tax purposes of any portion of your award, then such provision will be considered null and void and this Award Certificate will be construed and enforced as if the provision had not been included in this Award Certificate as of the date such provision was determined to cause you to be in constructive receipt of any portion of your award.

24.	Governing law.

This Award Certificate and the related legal relations between you and Morgan Stanley will be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

25.	Defined terms.

For purposes of this Award Certificate, the following terms shall have the meanings set forth below:

(b) “Cause” has the meaning set forth in the Employment Agreement.

(c) A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(1) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as such term is modified in Sections 13(d) and 14(d) of the Exchange Act), other than (i) any employee plan established by Morgan Stanley or any of its Subsidiaries, (ii) any group of employees holding shares subject to agreements relating to the voting of such shares, (iii) Morgan Stanley or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) a corporation owned, directly or indirectly, by stockholders of Morgan Stanley in substantially the same proportions as their ownership of Morgan Stanley, is or becomes the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing 25% or more of either the then outstanding shares of Morgan Stanley common stock or the combined voting power of Morgan Stanley’s then outstanding voting securities;

(2) a change in the composition of the Board such that individuals who, as of the Date of the Award, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the Date of the Award whose election, or nomination for election by Morgan Stanley’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(3) the consummation of a merger or consolidation of Morgan Stanley with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of Morgan Stanley (or any direct or indirect subsidiary of Morgan Stanley) pursuant to applicable stock exchange requirements, other than (A) a merger or consolidation which results in the voting securities of Morgan Stanley outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Morgan Stanley or any of its Subsidiaries, at least 66-2/3%

of the combined voting power of the voting securities of Morgan Stanley or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Morgan Stanley (or similar transaction) in which no person (determined pursuant to clause (1) above) is or becomes the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing 25% or more of either the then outstanding shares of Morgan Stanley common stock or the combined voting power of Morgan Stanley’s then outstanding voting securities; or

(4) the stockholders of Morgan Stanley approve a plan of complete liquidation of Morgan Stanley or an agreement for the sale or disposition by Morgan Stanley of all or substantially all of Morgan Stanley’s assets, other than a sale or disposition by Morgan Stanley of all or substantially all of Morgan Stanley’s assets to an entity, at least 66-2/3% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of Morgan Stanley immediately prior to such sale.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of Morgan Stanley common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of Morgan Stanley immediately prior to such transaction or series of transactions.

(d) A “Change in Ownership” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(1) any one person or more than one person acting as a group (as determined under Section 409A), other than (i) any employee plan established by Morgan Stanley or any of its Subsidiaries, (ii) any group of employees holding shares subject to agreements relating to the voting of such shares, (iii) Morgan Stanley or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) a corporation owned, directly or indirectly, by stockholders of Morgan Stanley in substantially the same proportions as their ownership of Morgan Stanley, is or becomes the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person(s) any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing more than 50% of either the total fair market value or total voting power of the stock of Morgan Stanley;

(2) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by Morgan Stanley’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board;

(3) the consummation of a merger or consolidation of Morgan Stanley with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of Morgan Stanley (or any direct or indirect subsidiary of Morgan Stanley) pursuant to applicable stock exchange requirements, provided that immediately following such merger or consolidation the stockholders of the other corporation or other entity own securities representing more than 50% of the total voting power of Morgan Stanley stock (or if Morgan Stanley is not the surviving entity of such merger or consolidation, securities representing more than 50% of the total voting power of the stock of such surviving entity), but not counting for purposes thereof any shares of Morgan Stanley stock that such stockholders owned immediately prior to such merger or consolidation (or if Morgan Stanley is not the surviving entity of such merger or consolidation, not counting any securities of the surviving entity into which any shares of Morgan Stanley stock that such stockholders owned immediately prior to such merger or consolidation are converted); and provided, further, that a merger or consolidation effected to implement a recapitalization of Morgan Stanley (or similar transaction) in which no person (as determined under Section 409A) is or becomes the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing more than 50% of either the then outstanding shares of Morgan Stanley common stock or the combined voting power of Morgan Stanley’s then outstanding voting securities shall not be considered a Change in Ownership; or

(4) the complete liquidation of Morgan Stanley or the sale or disposition by Morgan Stanley of all or substantially all of Morgan Stanley’s assets in which any one person or more than one person acting as a group (as determined under Section 409A) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Morgan Stanley that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of Morgan Stanley immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (i) no Change in Ownership shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of Morgan Stanley common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of Morgan Stanley immediately prior to such transaction or series of transactions and (ii) no event or circumstances described in any of clauses (1) through (4) above shall constitute a Change in Ownership unless such event or circumstances also constitute a change in the ownership or effective control of Morgan Stanley, or in the ownership of a substantial portion of Morgan Stanley’s assets, as defined in Section 409A and the regulations and guidance thereunder. In addition, no Change in Ownership shall be deemed to have occurred upon the acquisition of additional control of Morgan Stanley by any one person or more than one person acting as a group that is considered to effectively control Morgan Stanley.

For purposes of the provisions of this Award Certificate, terms used in the definition of a Change in Ownership shall be as defined or interpreted pursuant to Section 409A.

(e) “Committee” means the Compensation, Management Development and Succession Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board with the powers of the Committee under the Plan, or any subcommittee appointed by such Committee.

(f) “Competition” means that you (1) enter into a relationship as an employee, officer, partner, member, director, independent contractor, consultant, advisor or agent of, or any similar relationship, with a Competitor where you will be responsible for providing services which are similar or substantially related to the services that you provided during any of the last three years of your employment with the Firm, or (2) either alone, or in concert with others, acquire beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity securities of a Competitor.

(g) “Competitor” means:

(1) the following entities [insert list5]:

(2) “Competitor” also includes, for each entity listed in clause (1) above, that entity’s parent entities, subsidiaries and other affiliates, and such entity’s successor or surviving entities (whether as a result of merger, consolidation, sale of business, reincorporation or any similar transaction).

(3) “Competitor” shall also include any other entity that the Committee, in order to account for changes in the Firm’s business or in the market for the services provided by its employees or in the market for

[5]

The list will include specified companies in the financial services industry (United States and global). The companies identified as Competitors may be modified from time to time pursuant to Section 25(g)(3).

the services and products it provides to its customers and clients, determines from time to time, in its sole discretion, to be a Competitor.

The Firm will notify active employees of any adjustment to the list of entities that are considered Competitors. Notification may be made to active employees electronically (by e-mail or otherwise) and may direct them to consult the copy of the Competitor list that will be maintained on the Firm’s Executive Compensation intranet site. Terminated employees must contact the Executive Compensation department to learn of any adjustments to the Competitor list.

(h) “Date of the Award” means [insert grant date, which typically will coincide approximately with the end of the fiscal year in respect of which the award is made].

(i) “Disability” means any condition that would qualify for a benefit under any group long-term disability plan maintained by the Firm and applicable to you.

(j) “Employed” and “Employment” refer to employment with the Firm and/or Related Employment.

(k) “Employment Agreement” means the amended and restated employment agreement, dated as of September 20, 2005, and subsequently amended as of December 13, 2005 and February 14, 2006, between you and Morgan Stanley, as the same may be amended from time to time.

(l) “Expiration Date” means [tenth anniversary of the Date of the Award].

(m) The “Firm” means Morgan Stanley (including any successor thereto) together with its subsidiaries and affiliates. For purposes of the definitions of “Cause,” “Proprietary Information,” “Unauthorized Comments” and “Wrongful Solicitation” set forth in this Award Certificate, references to the “Firm” shall refer severally to the Firm as defined in the preceding sentence and your Related Employer, if any. For purposes of the cancellation provisions set forth in this Award Certificate relating to disclosure or use of Proprietary Information, references to the “Firm” shall refer to the Firm as defined in the second preceding sentence or your Related Employer, as applicable.

(n) “First Scheduled Vesting Date” means [second anniversary of January 2 following the Date of the Award].

(o) “Fiscal Year [            ]” means the fiscal year beginning on December 1, [            ] and ending on November 30, [            ].

(p) “Full Career Retirement” means the termination of your Employment by you or by the Firm for any reason other than for Cause (or under circumstances involving any other cancellation event described in Section 12) and other than due to your death or Disability.6

(q) “Good Reason” has the meaning set forth in the Employment Agreement.

(r) “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.

(s) “Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement.

(t) “Management Committee” means the Morgan Stanley Management Committee and any successor or equivalent committee.

(u) “Option Shares” means the number of shares of Morgan Stanley common stock acquired upon exercise of all or a portion of your stock options less the aggregate number of shares of common stock, if any, tendered, withheld or disposed of (including any share disposed of in a cashless or net share settlement exercise) to pay the exercise price and tax or other withholding obligation arising upon such exercise; provided, however, that solely for purposes of Section 12, “Option Shares” means, in the case of a stock option for which you pay the exercise price and/or tax or other withholding obligation in cash, the number of shares of Morgan Stanley common stock acquired upon exercise of all or a portion of your stock option less the number of shares calculated by dividing (i) the aggregate amount of exercise price and tax or other withholding obligation paid in connection with such exercise by (ii) the closing price of Morgan Stanley common stock as reported on the Consolidated Transaction Reporting System on the date of exercise, and rounding such result down to the nearest whole share.

(v) “Plan” means the Morgan Stanley equity compensation plan pursuant to which your award is made and which has been communicated to you independently.

(w) “Proprietary Information” means any information that may have intrinsic value to the Firm, the Firm’s clients or other parties with which the Firm has a relationship, or that may provide the Firm with a competitive advantage, including, without limitation, any trade secrets; inventions (whether or not patentable); formulas; flow charts; computer programs; access codes or other systems information; algorithms; technology and business processes; business, product, or marketing plans; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; and public information that becomes proprietary as a result of the Firm’s compilation of that information for use in its business, provided that such Proprietary Information does not include any information which is available for use

[6]	Some awards may include age and/or service conditions in order for a termination of Employment to qualify as Full Career Retirement.

by the general public or is generally available for use within the relevant business or industry other than as a result of your action. Proprietary Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.

(x) “Related Employment” means your employment with an employer other than the Firm (such employer, herein referred to as a “Related Employer”), provided: (i) you undertake such employment at the written request or with the written consent of Morgan Stanley’s Global Head of Human Resources; (ii) immediately prior to undertaking such employment you were an employee of the Firm or were engaged in Related Employment (as defined herein); and (iii) such employment is recognized by the Committee in its discretion as Related Employment; and, provided further that the Firm may (1) determine at any time in its sole discretion that employment that was recognized by the Committee as Related Employment no longer qualifies as Related Employment, and (2) condition the designation and benefits of Related Employment on such terms and conditions as the Firm may determine in its sole discretion. The designation of employment as Related Employment does not give rise to an employment relationship between you and the Firm, or otherwise modify your and the Firm’s respective rights and obligations.

(y) “Scheduled Conversion Date” means [third anniversary of January 2 following the Date of the Award] or as soon thereafter as administratively practicable.

(z) “Scheduled Vesting Date” means the First Scheduled Vesting Date and/or the Second Scheduled Vesting Date, as the context requires.

(aa) “Second Scheduled Vesting Date” means [third anniversary of January 2 following the Date of the Award].

(bb) “Section 409A” means Section 409A of the Internal Revenue Code.

(cc) “Subsidiary” means (i) a corporation or other entity with respect to which Morgan Stanley, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which Morgan Stanley, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

(dd) “Transfer Restriction Date” means [third anniversary of January 2 following the Date of the Award].

(ee) You will be deemed to have made “Unauthorized Comments” about the Firm if, while Employed or following the termination of your Employment, you make, directly or indirectly, any negative, derogatory, or disparaging comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Firm, its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients.

(ff) A “Wrongful Solicitation” occurs upon either of the following events:

(1) while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within 180 days after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you hire or solicit, recruit, induce, entice, influence or encourage any Firm employee to leave the Firm or become hired or engaged by another firm; provided, however, that this clause shall apply only to employees with whom you worked or had professional or business contact, or who worked in or with your business unit, during any notice period applicable to you in connection with the termination of your Employment or during the 180 days preceding notice of the termination of your Employment; or

(2) while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within 90 days (180 days if you are a member of the Management Committee at the time of notice of termination) after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you solicit or entice away or in any manner attempt to persuade any client or customer, or prospective client or customer, of the Firm (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Firm or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Firm is engaged (other than the Firm); provided, however, that this clause shall apply only to clients or customers, or prospective clients or customers, that you worked for on an actual or prospective project or assignment during any notice period applicable to you in connection with the termination of your Employment or during the 180 days preceding notice of the termination of your Employment.

IN WITNESS WHEREOF, Morgan Stanley has duly executed and delivered this Award Certificate as of the [            ] day of [month] [year].

MORGAN STANLEY

/s/
[Name]
[Title]

APPENDIX A

Designation of Beneficiary(ies) Under

Morgan Stanley Equity Compensation Plans

This Designation of Beneficiary shall remain in effect with respect to all awards issued to me under any Morgan Stanley equity compensation plan, including any awards that may be issued to me after the date hereof, unless and until I modify or revoke it by submitting a later dated beneficiary designation. This Designation of Beneficiary supersedes all my prior beneficiary designations with respect to all my equity awards.

I hereby designate the following beneficiary(ies) to receive any survivor benefits with respect to all my equity awards:

Beneficiary(ies) Name	Relationship	Percentage
(1)_____________________________	____________________________	____________________________
(2)_____________________________	____________________________	____________________________
(3)_____________________________	____________________________	____________________________
(4)_____________________________	____________________________	____________________________

Address(es) of Beneficiary(ies):

(1)
(2)
(3)
(4)

Name: (please print)	Date

Signature

Please sign and return this form to the Executive Compensation Department, [insert address].